Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Pre-releases Selected Preliminary Fiscal Fourth Quarter Financial Information for Sally Beauty Segment; Announces Realignment of Leadership Responsibilities in Support of Transformation Initiatives

Sally Beauty Segment Quarterly Same Store Sales Improve to Flat for First Time in Seven Quarters;

Aaron Alt Appointed President of Sally Beauty Supply & CFO

DENTON, Texas, October 16, 2018 -- Sally Beauty Holdings, Inc. (NYSE: SBH) today announced that Aaron Alt has been appointed as President of Sally Beauty Supply LLC, in addition to his current finance and supply chain responsibilities at Sally Beauty Holdings. Carrie McDermott, President of Sally Beauty Supply, has resigned her position to accept a CEO position at another company in her current hometown of Columbus, Ohio.

Sally Beauty Holdings also today provided selected preliminary fiscal 2018 fourth quarter ‘Same Store Sales’ for the Sally Beauty segment.  Same Store Sales for this segment improved to flat for the first time in seven quarters, with positive Same Store Sales in the U.S. and Canada negatively impacted, modestly, by the European business.

“We are pleased to appoint Aaron to this new role,” said Chris Brickman, President and Chief Executive Officer of Sally Beauty Holdings. “The expansion of Aaron’s management responsibilities recognizes his valuable skillset and the meaningful contributions he has already made to the company as we implement our transformation initiatives. I believe that with Aaron’s leadership, and the strength of the Sally leadership team, anchored by Chris Kobus, GVP Marketing & Digital, and John Goss, GVP Stores, we are well-positioned for future success in our Sally Beauty Supply business.”

Brickman continued, “On behalf of everyone at Sally Beauty Holdings, we thank Carrie for her leadership and contributions to improving the performance of Sally Beauty Supply. We wish her well in her future endeavors.”

In connection with these changes, and in support of the transformation initiatives already underway, Sally Beauty Holdings also announced the following appointments, effective October 29:

•

Heather Plutino has been appointed Group Vice President of Finance and Treasurer of Sally Beauty Holdings. Heather will lead the Financial Planning and Analysis, Treasury and Risk Management functions. Plutino joins Sally Beauty Holdings from the apparel retailer ascena retail group, inc., where she was Vice President and Treasurer. Prior to ascena, Plutino served in a variety of finance and treasury roles at Charming Shoppes and Target Corporation.

•	Joe Brenner, CIO, will now report to CEO Chris Brickman, reflecting the importance of the key technology projects the Company is undertaking.

Brickman commented, “These appointments and changes further underscore our commitment to executing on our transformation strategy to generate profitable growth. With our detailed fiscal 2019 plans in place, our team is highly focused on executing against this plan. We look forward to providing an update on our progress on our fourth quarter earnings call.”

Sally Beauty Holdings expects to release its complete fiscal 2018 fourth quarter and full-year results on November 8.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,170 stores, including approximately 184 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Peru, Chile, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this report which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our ability to integrate the new members of our management team; our ability to attract and retain highly skilled management and other personnel; potential fluctuation in our same store sales and quarterly financial performance; the volume of traffic to our stores; and the success of our strategic initiatives, including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty.  The ‘Same Store Sales’ statistics referenced in this press release are not necessarily indicative of the overall financial performance of Sally Beauty Holdings as a whole or for the financial performance of its Sally Beauty Systems or Beauty Systems Group segments.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.